American Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

December 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$642,622
Class B	$38,561
Class C	$59,537
Class F1	$18,620
Class F2	$4,485
Total	$763,825
Class 529-A	$29,590
Class 529-B	$3,310
Class 529-C	$7,021
Class 529-E	$1,526
Class 529-F1	$1,146
Class R-1	$1,783
Class R-2	$14,920
Class R-3	$42,027
Class R-4	$41,065
Class R-5	$34,233
Class R-6	$18,766
Total	$195,387

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3600
Class B	$0.2301
Class C	$0.2258
Class F1	$0.3593
Class F2	$0.3969
Class 529-A	$0.3498
Class 529-B	$0.2131
Class 529-C	$0.2188
Class 529-E	$0.3026
Class 529-F1	$0.3860
Class R-1	$0.2320
Class R-2	$0.2312
Class R-3	$0.3066
Class R-4	$0.3562
Class R-5	$0.4061
Class R-6	$0.4144

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,751,942
Class B	143,971
Class C	256,351
Class F1	49,950
Class F2	12,711
Total	2,214,925
Class 529-A	88,721
Class 529-B	13,629
Class 529-C	32,551
Class 529-E	5,167
Class 529-F1	3,210
Class R-1	7,586
Class R-2	63,198
Class R-3	134,799
Class R-4	112,093
Class R-5	86,129
Class R-6	59,258
Total	606,341

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.93
Class B	$17.87
Class C	$17.85
Class F1	$17.92
Class F2	$17.92
Class 529-A	$17.91
Class 529-B	$17.90
Class 529-C	$17.90
Class 529-E	$17.90
Class 529-F1	$17.90
Class R-1	$17.83
Class R-2	$17.85
Class R-3	$17.86
Class R-4	$17.91
Class R-5	$17.94
Class R-6	$17.93